Exhibit 99.1

Contact: John L. Spaid, Chief Financial Officer
Phone: (615) 890-9100

NHI Announces Fourth Quarter 2022 Results

MURFREESBORO, Tenn. – (February 21, 2023) National Health Investors, Inc. (NYSE:NHI) announced today its results for the three months and year ended December 31, 2022.

Financial Results and Recent Events

•Net income attributable to common stockholders per diluted common share for the three months ended December 31, 2022 was $0.04, compared to $0.14, during the same period in the prior year. Net income attributable to common stockholders per diluted common share for the year ended December 31, 2022 was $1.48, compared to $2.44 during the same period in the prior year.

•National Association of Real Estate Investment Trusts (“NAREIT”) FFO per diluted common share for the three months ended December 31, 2022 was $0.74, compared to $1.07 during the same period in the prior year. NAREIT FFO per diluted common share for the year ended December 31, 2022 was $3.55, compared to $4.62 during the same period in the prior year.

•Normalized FFO per diluted common share for the three months ended December 31, 2022 was $0.85, compared to $1.06 during the same period in the prior year. Normalized FFO for the 2022 quarter included a credit loss reserve of $8.7 million or $0.20 per share. Normalized FFO per diluted common share for the year ended December 31, 2022 was $4.30, compared to $4.60 during the same period in the prior year.

•Normalized FAD for the three months ended December 31, 2022 was $44.7 million, compared to $45.9 million, during the same period in the prior year. Normalized FAD for the year ended December 31, 2022 was $201.0 million, compared to $209.5 million during the same period in the prior year.

•In November 2022, the Company acquired a 60-unit assisted living facility located in Virginia Beach, VA, from Bickford Senior Living (“Bickford”). The acquisition price was $17.2 million, which included the cancellation of an outstanding construction note receivable of $14.0 million. The acquisition price also included a reduction in lieu of cash payment of $3.0 million in Bickford’s outstanding pandemic-related rent deferrals that was recognized in rental income based on the fair value of the real estate assets received.

•In November 2022, the Company funded a $42.5 million senior loan to refinance a portfolio of skilled nursing facilities located in Texas. The loan was made to affiliates of Capital Funding Group and the facilities are leased by subsidiaries of The Ensign Group. The five-year loan agreement has an annual interest rate of 7.25% and two one-year extensions.

•Results for the three months ended December 31, 2022 compared to the same period in the prior year were impacted by the following:

•Rental income recognized from the Company’s tenants, including the effects of straight-line lease revenue and property taxes and insurance on leased properties, decreased $7.2 million primarily as a result of write offs in the fourth quarter of 2022 of approximately $7.9 million of straight-line rents receivable related to placing two tenants on the cash basis for revenue recognition, net of new investments and dispositions since the end of the fourth quarter of 2021;
•Interest income and other was approximately $3.6 million lower primarily due to paydowns on loans, net of new and existing loan fundings since the end of the fourth quarter of 2021;

NHI Reports Fourth Quarter 2022 Results

February 21, 2023

•The new SHOP activities contributed NOI of approximately $1.9 million comprised of revenues from resident fees and related services of $11.8 million and operating expenses of $9.8 million;
•Interest expense was approximately $0.2 million higher, as a result of increased borrowings on the unsecured credit facility;
•General and administrative expenses were approximately $1.6 million higher primarily due to increased compensation and benefits expenses attributable largely to personnel growth;
•Gains on the sales of real estate assets decreased $6.1 million compared to the same period in the prior year. No real estate assets were sold in the three months ended December 31, 2022. For the three months ended December 31, 2021, the Company sold three properties generating gains on sales of real estate of $6.1 million;
•Loan and realty losses were $22.0 million for the three months ended December 31, 2022, representing a decrease of $6.5 million. This amount consisted of an increase in the credit loss reserve of $8.7 million because two loans totaling an aggregate $24.5 million with affiliates of one operator/borrower were designated as non-performing. This operator/borrower is also one of the tenants converted to cash basis of accounting. Real estate impairments totaled $13.3 million in the quarter.

Subsequent Investment Activity
In February 2023, NHI acquired two memory care communities for approximately $37.5 million. The communities are operated by Silverado Senior Living (“Silverado”) which is a new relationship for NHI. The newly developed properties that opened in 2022 include a 60-unit community in Summerlin, NV and a 60-unit community in Frederick, MD. NHI is leasing the properties to Silverado pursuant to a 20-year master lease with a first-year lease rate of 7.5% and annual escalators of 2%.

In February 2023, NHI acquired a 60-unit assisted living and memory care community in Chesapeake, VA from Bickford for $17.3 million. The acquisition was primarily funded with the satisfaction of a $14.2 million construction loan due from Bickford. The community was added to an existing master lease with Bickford at an initial cash lease yield of 8.0%. As part of the transaction, NHI agreed to a $2.5 million reduction in lieu of cash payment to Bickford’s outstanding pandemic-related deferral balance. The community opened in May 2022. EBITDARM coverages for the property for the trailing six-, three-, and one-month periods ended December 2022, were 1.62x, 2.06x, and 2.23x, respectively.

Eric Mendelsohn, NHI President and CEO, stated, “We are excited by the progress we made in 2022 even as the operating environment remains challenging. Our portfolio optimization is largely complete following the disposition of 39 underperforming properties with low single-digit yields for $340 million, the restructuring of several tenant leases including the Bickford lease, and the transitioning of 15 properties into our newly formed SHOP portfolio. Our need driven senior housing EBITDARM coverage has significantly improved as a result, and we believe we are in a great position to return to growth.”

Mr. Mendelsohn continued, “We have several organic growth drivers including collections on our pandemic-related deferral balances, rent resets on restructured leases and transitioned properties, and meaningful upside in the SHOP assets as transition issues subside and industry fundamentals begin to improve. Our balance sheet is in excellent shape which positions us for accretive acquisitions to drive our external growth as well. We announced $101.5 million in investments in 2022 and have already announced $54.8 million in investments in 2023. We also have the ability to buy back our stock.”

Mr. Mendelsohn concluded, “The last few years have unquestionably been the most difficult for our industry, so I am proud of the resilience and creativity of our team. Despite the many challenges, we achieved full year FAD 2022 guidance and, as the headwinds are starting to subside, we think we have better visibility so we again have introduced full year guidance for 2023. We thank all of our stakeholders for the trust placed in NHI and look forward to reporting on our progress this year.”

Balance Sheet and Liquidity
As of December 31, 2022, the Company had $1.1 billion in net debt including $42 million outstanding on its $700 million revolving credit facility. In January 2023, NHI repaid a $125 million private placement note primarily with proceeds from the revolving credit facility. At January 31, 2023, NHI had $202.0 million outstanding under the $700 million revolving credit facility and approximately $26.4 million in cash and cash equivalents. The Company has approximately $415.7 million available under the ATM program.

NHI continues to maintain a strong financial profile and reported that net debt to adjusted EBITDA was 4.7x which is within the Company’s target range of 4.0x – 5.0x. NHI is in compliance with all debt covenants and has investment grade credit ratings from

NHI Reports Fourth Quarter 2022 Results

February 21, 2023

Moody’s, S&P Global, and Fitch Ratings. During the fourth quarter of 2022, Moody’s revised its rating outlook on NHI to “stable” from “negative”.

Share Repurchase Plan

On February 17, 2023, the Company's Board of Directors approved a stock repurchase plan (“2023 plan”) for up to $160 million of the Company's common stock. The plan is effective for a period of one year. Shares may be repurchased from time-to-time in open market transactions at prevailing market prices, in privately negotiated transactions or by other means in accordance with the terms of Rule 10b-18 of the Securities Exchange Act of 1934 as amended and shall be made in accordance with all applicable laws and regulations in effect. The timing and number of shares repurchased, if any, will depend on a variety of factors, including price, general market and economic conditions, alternative investment opportunities and other corporate considerations. The stock repurchase plan does not obligate the Company to repurchase any specific number of shares and may be suspended or discontinued at any time.

The 2023 plan replaces the plan approved by the Board in April 2022 for up to $240 million. Under that plan, NHI repurchased through open market transactions approximately 2.5 million shares of its common stock for an average price of $61.56 per share during 2022 with no repurchases during the fourth quarter.

Occupancy
The following table summarizes the average portfolio occupancy for Senior Living Communities (“SLC”), Bickford and SHOP for the periods indicated, excluding development properties in operation less than 24 months, notes receivable, and properties transitioned to new tenants or disposed.

	Properties	Jan-23	Dec-22	Nov-22	Oct-22	Sep-22	Aug-22	Jul-22	Jun-22
SLC	9	84.0%	83.9%	83.6%	83.1%	83.0%	83.5%	83.4%	82.1%
Bickford[1]	39	81.7%	82.9%	83.7%	83.7%	84.5%	84.5%	85.0%	83.9%
SHOP[2]	15	75.4%	75.5%	75.8%	76.0%	76.6%	76.9%	77.2%	76.2%

	Properties	May-22	Apr-22	Mar-22	Feb-22	Jan-22	Dec-21	Nov-21	Oct-21
SLC	9	82.4%	82.3%	81.8%	81.7%	81.7%	81.7%	81.9%	81.5%
Bickford[1]	39	83.0%	82.5%	82.5%	82.3%	83.6%	83.7%	84.3%	83.6%
SHOP[2]	15	76.2%	77.2%	76.8%	77.6%	78.6%	79.5%	81.3%	81.2%

1Prior periods restated to reflect the removal of one property that was transitioned to a new operator in March 2022 and the addition of one property in November 2022.
2These properties were leased pursuant to a triple-net master lease prior to Q2 2022.

Assets Held for Sale & Impairments of Real Estate
At December 31, 2022, thirteen properties in NHI’s Real Estate Investments reportable segment, with an aggregate net real estate balance of $43.3 million, were classified as assets held for sale on our Condensed Consolidated Balance Sheet, including four properties that were transferred into assets held for sale during the fourth quarter of 2022. Rental income associated with the thirteen properties was $1.0 million and $2.1 million for the three months and year ended December 31, 2022, respectively, and $0.5 million and $5.6 million for the three months and year ended December 31, 2021, respectively.

During the three months and year ended December 31, 2022, NHI recorded impairment charges of $13.3 million and $51.6 million, respectively related to NHI’s Real Estate Investments reportable segment. The impairment charges are included in “Loan and realty losses” in the Condensed Consolidated Statements of Income.

NHI Reports Fourth Quarter 2022 Results

February 21, 2023

2023 Guidance

The Company’s guidance range for the full year 2023, with underlying assumptions and timing of certain transactions, is set forth below:

	2023 Guidance Range
(in millions except per share amounts)	Low	High
Net income attributable to common stockholders	$107.5	$110.4

Adjustments to NAREIT Funds From Operations (FFO) and Normalized FFO (NFFO)
Depreciation (net)[1]	77.3	77.3
Gains on sales (net) and impairments of real estate	(0.4)	(0.6)
NAREIT FFO and NFFO	184.4	187.1

Adjustments to Funds Available for Distribution (FAD)
Straight-line revenue (net)[1] and lease incentive amortizations	(6.9)	(6.9)
Equity method investment adjustments	(1.4)	(1.4)
Equity method investment non-refundable fees received	1.0	1.4
Non-cash stock-based compensation	7.9	7.6
SHOP[1] and equity method investment recurring capital expenditures	(2.5)	(2.5)
Other	2.8	2.6
Normalized FAD	$185.3	$187.9

Weighted average diluted common shares (millions)	43.5	43.5
NAREIT FFO per diluted common share	$4.24	$4.30
NFFO per diluted common share	$4.24	$4.30

[1]Net of amounts attributable to non-controlling interests

NHI’s 2023 annual guidance includes the following assumptions:
•Continued rent concessions, asset dispositions and loan repayments throughout 2023;
•Approximately $55.0 million in investment funding for recently announced Q1 investments and fulfillment of existing commitments; and
•No incremental benefit from unidentified acquisitions or repayment of outstanding deferral balances.

In addition to the assumptions listed above, NHI’s guidance range is based on several other assumptions, many of which are outside the Company’s control and all of which are subject to change. The guidance range may change if actual results vary from these assumptions.

Investor Conference Call and Webcast
NHI will host a conference call on Wednesday, February 22, 2023, at 12:00 p.m. ET, to discuss fourth quarter results. The number to call for this interactive teleconference is (800) 926-9197, with the confirmation number 22024854. The live broadcast of NHI’s fourth quarter conference call will be available online at www.nhireit.com. The online replay will follow shortly after the call and remain available for one year.

About National Health Investors

NHI Reports Fourth Quarter 2022 Results

February 21, 2023

Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale, leasebacks, joint-ventures, senior housing operating partnerships, and mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent living, assisted living and memory care communities, entrance-fee retirement communities, skilled nursing facilities, and specialty hospitals. For more information, visit www.nhireit.com.

NHI Reports Fourth Quarter 2022 Results

February 21, 2023

Reconciliation of FFO, Normalized FFO and Normalized FAD
($ in thousands, except share and per share amounts)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net income attributable to common stockholders	$1,861	$6,477	$66,403	$111,804
Elimination of certain non-cash items in net income:
Real estate depreciation	17,223	19,299	70,734	80,798
Real estate depreciation related to noncontrolling interests	(395)	(210)	(1,393)	(839)
Gains on sales of real estate, net	—	(6,072)	(28,342)	(32,498)
Impairments of real estate	13,284	29,355	51,555	51,817
NAREIT FFO attributable to common stockholders	31,973	48,849	158,957	211,082
(Gain) loss on operations transfer, net	—	—	710	—
Portfolio transition costs, net of noncontrolling interests	97	—	426	—
Gain on note receivable payoff	—	—	(1,113)	—
Loss on early retirement of debt	—	1,462	151	1,912
Non-cash write-offs of straight-line receivable and lease incentives	7,950	1,144	36,353	709
Non-cash rental income	(3,000)	—	(3,000)	—
Recognition of unamortized note receivable commitment fees	—	—	—	(375)
Lease termination fee	—	(2,464)	—	(2,464)
Litigation settlement	—	(350)	—	(616)
Normalized FFO attributable to common stockholders	37,020	48,641	192,484	210,248
Straight-line lease revenue, net	(2,628)	(3,558)	(12,563)	(15,312)
Straight-line lease revenue, net, related to noncontrolling interests	32	25	124	91
Straight-line lease expense related to equity method investment	(4)	(9)	(16)	46
Non-real estate depreciation	80	—	146	—
Non-real estate depreciation related to noncontrolling interest	(6)	—	(16)	—
Amortization of lease incentives	78	252	446	1,026
Amortization of original issue discount	80	80	322	295
Amortization of debt issuance costs	535	554	2,155	2,404
Amortization related to equity method investment	(275)	(216)	(847)	1,109
Note receivable credit loss expense	8,676	(185)	10,356	949
Non-cash share-based compensation	1,037	989	8,613	8,415
Equity method investment capital expenditures	(105)	(105)	(420)	(420)
Equity method investment non-refundable fees received	322	(557)	1,206	622
Equity method investment distributions	—	—	(569)	—
Senior housing portfolio recurring capital expenditures	(130)	—	(390)	—
Normalized FAD attributable to common stockholders	$44,712	$45,911	$201,031	$209,473

BASIC
Weighted average common shares outstanding	43,388,742	45,850,599	44,774,708	45,714,221
NAREIT FFO attributable to common stockholders per share	$0.74	$1.07	$3.55	$4.62
Normalized FFO attributable to common stockholders per share	$0.85	$1.06	$4.30	$4.60

DILUTED
Weighted average common shares outstanding	43,392,787	45,850,718	44,794,236	45,729,497
NAREIT FFO attributable to common stockholders per share	$0.74	$1.07	$3.55	$4.62
Normalized FFO attributable to common stockholders per share	$0.85	$1.06	$4.30	$4.60

NHI Reports Fourth Quarter 2022 Results

February 21, 2023

The following table reconciles NOI to net income, the most directly comparable GAAP metric ($ in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
NOI Reconciliations:	2022	2021	2022	2021
Net income	$1,558	$6,505	$65,501	$111,967
Losses (gains) from equity method investment	—	—	(569)	1,545
Interest income and other	—	(350)	—	(350)
Loss on early retirement of debt	—	1,462	151	1,912
Gain on note payoff	—	—	(1,113)	—
(Gain) loss on operations transfer, net	—	—	710	—
Gains on sales of real estate, net	—	(6,072)	(28,342)	(32,498)
Loan and realty losses	21,960	28,441	61,911	52,766
General and administrative	4,875	3,202	22,768	18,431
Franchise, excise and other taxes	150	79	844	788
Legal	300	701	2,555	908
Interest	12,445	12,282	44,917	50,810
Depreciation	17,303	19,299	70,880	80,798
Consolidated net operating income (NOI)	$58,591	$65,549	$240,213	$287,077
NOI by segment:
Real Estate Investments	$56,550	$62,977	$232,295	$283,945
SHOP	1,949	—	7,603	—
Non-Segment/Corporate	92	2,572	315	3,132
Total NOI	$58,591	$65,549	$240,213	$287,077

See Notes to Reconciliation of FFO, Normalized FFO, Normalized FAD and NOI.

NHI Reports Fourth Quarter 2022 Results

February 21, 2023

Notes to Reconciliation of FFO, Normalized FFO, Normalized FAD and NOI

These supplemental performance measures may not be comparable to similarly titled measures used by other REITs. Consequently, our Funds From Operations (“FFO”), Normalized FFO and Normalized Funds Available for Distribution (“FAD”) may not provide a meaningful measure of our performance as compared to that of other REITs. Since other REITs may not use our definition of these performance measures, caution should be exercised when comparing our FFO, Normalized FFO and Normalized FAD to that of other REITs. These financial performance measures do not represent cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”) (these measures do not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of performance, or to net cash flow from operating activities as determined by GAAP as a measure of liquidity, and are not necessarily indicative of cash available to fund cash needs.

Funds From Operations - FFO

FFO, as defined by NAREIT and applied by us, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, if any. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs. Diluted FFO assumes the exercise of stock options and other potentially dilutive securities. Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairment of non-real estate assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, and recoveries of previous write-downs.

FFO and Normalized FFO are important supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO. The term FFO was designed by the REIT industry to address this issue.

Funds Available for Distribution - FAD

In addition to the adjustments included in the calculation of Normalized FFO, Normalized FAD excludes the impact of any straight-line rent revenue, amortization of the original issue discount on our senior unsecured notes, amortization of debt issuance costs, non-cash stock based compensation, as well as certain non-cash items related to our equity method investment.

Normalized FAD is an important supplemental performance measure for a REIT. GAAP requires a lessor to recognize contractual lease payments into income on a straight-line basis over the expected term of the lease. This straight-line adjustment has the effect of reporting lease income that is significantly more or less than the contractual cash flows received pursuant to the terms of the lease agreement. GAAP also requires any discount or premium related to indebtedness and debt issuance costs to be amortized as non-cash adjustments to earnings. The Company also adjusts Normalized FAD for the net change in the allowance for expected credit losses, non-cash stock based compensation, senior housing portfolio capital expenditures as well as certain non-cash items related to equity method investments such as straight-line lease expense and amortization of purchase accounting adjustments. Normalized FAD is an important supplemental measure of liquidity for a REIT as a useful indicator of the ability to distribute dividends to stockholders.

Net Operating Income

Net operating income (“NOI”) is a U.S. non-GAAP supplemental financial measure used to evaluate the operating performance of real estate. NOI is defined as total revenues, less tenant reimbursements and property operating expenses. The Company believes NOI provides investors relevant and useful information as it measures the operating performance of our properties at the property level on an unleveraged basis. The Company uses NOI to make decisions about resource allocations and to assess the property level performance of our properties.

NHI Reports Fourth Quarter 2022 Results

February 21, 2023

Consolidated Statements of Income
(in thousands, except share and per share amounts)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
	(unaudited)
Revenues:
Rental income	$53,764	$60,907	$217,700	$271,049
Resident fees and services	11,791	—	35,796	—
Interest income and other	5,114	8,761	24,698	27,666
	70,669	69,668	278,194	298,715
Expenses:
Depreciation	17,303	19,299	70,880	80,798
Interest	12,445	12,282	44,917	50,810
Senior housing operating expenses	9,842	—	28,193	—
Legal	300	701	2,555	908
Franchise, excise and other taxes	150	79	844	788
General and administrative	4,875	3,202	22,768	18,431
Taxes and insurance on leased properties	2,236	4,119	9,788	11,638
Loan and realty losses	21,960	28,441	61,911	52,766
	69,111	68,123	241,856	216,139
(Losses) gains from equity method investment	—	—	569	(1,545)
Gain (loss) on operations transfer, net	—	—	(710)	—
Gain on note receivable payoff	—	—	1,113	—
Loss on early retirement of debt	—	(1,462)	(151)	(1,912)
Gains on sales of real estate, net	—	6,072	28,342	32,498
Other income	—	350	—	350
Net income	1,558	6,505	65,501	111,967
Less: net loss (income) attributable to noncontrolling interests	303	(28)	902	(163)
Net income attributable to common stockholders	$1,861	$6,477	$66,403	$111,804

Weighted average common shares outstanding:
Basic	43,388,742	45,850,599	44,774,708	45,714,221
Diluted	43,392,787	45,850,718	44,794,236	45,729,497

Earnings per common share:
Net income attributable to common stockholders - basic	$0.04	$0.14	$1.48	$2.45
Net income attributable to common stockholders - diluted	$0.04	$0.14	$1.48	$2.44

NHI Reports Fourth Quarter 2022 Results

February 21, 2023

Selected Balance Sheet Data
($ in thousands)
	December 31, 2022	December 31, 2021

Real estate properties, net	$2,118,210	$2,317,880
Mortgage and other notes receivable, net	$233,141	$299,952
Cash and cash equivalents	$19,291	$37,412
Straight-line rent receivable	$76,895	$96,198
Assets held for sale, net	$43,302	$66,398
Other assets	$16,585	$21,036
Debt	$1,147,511	$1,242,883
National Health Investors Stockholders' Equity	$1,270,225	$1,507,083

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements regarding the Company’s, tenants’, operators’, borrowers’ or managers’ expected future financial position, results of operations, cash flows, funds from operations, dividend and dividend plans, financing opportunities and plans, capital market transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, acquisition integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations, continued performance improvements, ability to service and refinance our debt obligations, ability to finance growth opportunities, and similar statements including, without limitation, those containing words such as “may”, “will”, “believes”, “anticipates”, “expects”, “intends”, “estimates”, “plans”, and other similar expressions are forward-looking statements.  Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Such risks and uncertainties include, among other things; the impact of COVID-19 on our tenants, borrowers, economy and the Company; our ability to retain our management team and other personnel and attract suitable replacements should any such personnel leave; the operating success of our tenants and borrowers for collection of our lease and interest income; the success of property development and construction activities, which may fail to achieve the operating results we expect; the risk that our tenants and borrowers may become subject to bankruptcy or insolvency proceedings; risks related to the concentration of a significant percentage of our portfolio to a small number of tenants; risks related to governmental regulations and payors, principally Medicare and Medicaid, and the effect that lower reimbursement rates would have on our tenants’ and borrowers’ business; the risk that the cash flows of our tenants and borrowers would be adversely affected by increased liability claims and liability insurance costs; risks related to environmental laws and the costs associated with liabilities related to hazardous substances;the risk of damage from catastrophic weather and other natural or man-made disasters and the physical effects of climate change; the risk that we may not be fully indemnified by our lessees and borrowers against future litigation; the success of our future acquisitions and investments; our ability to reinvest cash in real estate investments in a timely manner and on acceptable terms; the potential need to incur more debt in the future, which may not be available on terms acceptable to us; our ability to meet covenants related to our indebtedness which impose certain operational limitations and a breach of those covenants could materially adversely affect our financial condition and results of operations; the risk that the illiquidity of real estate investments could impede our ability to respond to adverse changes in the performance of our properties; risks associated with our investments in unconsolidated entities, including our lack of sole decision-making authority and our reliance on the financial condition of other interests;operational risks with respect to our senior housing operating portfolio (“SHOP”) structured communities;our dependence on revenues derived mainly from fixed rate investments in real estate assets, while a portion of our debt bears interest at variable rates; the risk that our assets may be subject to impairment charges; risks related to our ability to maintain the privacy and security of Company information; and our dependence on the ability to continue to qualify for taxation as a real estate investment trust. Many of these factors are beyond the control of the Company and its management. The Company assumes no obligation to update any of the foregoing or any other forward looking statements, except as required by law, and these statements speak only as of the date on which they are made. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year and quarterly report on Form 10-Q for the most recently ended quarter. Copies of these filings are available at no cost on the SEC’s web site at https://www.sec.gov or on NHI’s web site at https://www.nhireit.com.